EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-168297) and Form S-8 (No. 333-163958) of China Green Agriculture, Inc. (the “Company”) of our report dated September 12, 2011, with respect to the consolidated balance sheets of the Company and its subsidiaries as of June 30, 2011 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year ended June 30, 2011, and the related financial statement schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K.

/s/ Kabani & Company, Inc.
Los Angeles, California
September 12, 2011